Exhibit 2.2

APPENDIX III

CONDITIONS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the Exchange Act and the NYSE, and are subject to the terms and conditions set out in this announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are, to the extent required by the Laws of Ireland, governed by the Laws of Ireland.

The Acquisition and the Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than June 15, 2015 (or such earlier date as may be specified by the Panel, or such later date as Medtronic and Covidien may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Covidien Shareholders representing three-fourths (75 per cent) or more in value of the Covidien Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;

(b)	the EGM Resolutions being duly passed by the requisite majority of Covidien Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

(c)	the sanction by the High Court (without material modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court on or before the End Date (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)) being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	The Medtronic Parties and Covidien have agreed that, subject to paragraph 6 of this Appendix III, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the adoption of the plan of merger set forth in the Transaction Agreement by the holders of a majority of the outstanding Medtronic Shares as required by the MBCA and Article I of the Medtronic Bylaws;

(b)	the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Acquisition and all of the Holdco Shares to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	the applicable waiting periods under the HSR Act in connection with the Acquisition and/or the Merger shall have expired or been terminated;

(d)	to the extent that the Acquisition constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that it does not intend to initiate any proceedings under Article 6(1)(c) of the EC Merger Regulation in respect of the Acquisition or to refer the Acquisition (or any aspect of the Acquisition) to a competent authority of an EEA member state under Article 9(1) of the EC Merger Regulation or otherwise deciding that the Acquisition is compatible with the common market pursuant to Article 6(1)(b) of the EC Merger Regulation;

(e)	all required Clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition and/or the Merger, under the antitrust, competition or foreign investment laws of Canada, the People’s Republic of China, Japan, Israel, Turkey, Russia and South Korea;

(f)	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings initiated by the United States Securities and Exchange Commission seeking any stop order;

(g)	no (i) Law, (ii) injunction, restraint or prohibition by any court of competent jurisdiction or (iii) injunction, order or prohibition under any Antitrust Law by any Relevant Authority which prohibits consummation of the Acquisition or the Merger shall have been enacted or entered and shall continue to be in effect;

(h)	there shall have been no change in applicable Law (whether or not such change in Law is yet effective) with respect to Section 7874 of the Code (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than News Releases) (whether or not such change in official interpretation is yet effective), and there shall have been no bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President’s approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed, in each case, that, once effective, in the opinion of nationally recognized U.S. tax counsel, would cause Holdco to be treated as a United States domestic corporation for United States federal income tax purposes; and

(i)	the Transaction Agreement shall not have been terminated in accordance with its terms.

4.	The Medtronic Parties and Covidien have agreed that, subject to paragraph 6 of this Appendix III, the Medtronic Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Medtronic) on or before the Sanction Date:

(a)	(i) the representations and warranties of Covidien set forth in the Transaction Agreement which are identified in Annex B, Schedule 1, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Covidien set forth in the Transaction Agreement which are identified in Annex B, Schedule 1, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Covidien Representations”),

(ii) the representations and warranties of Covidien set forth in the Transaction Agreement (other than the Specified Covidien Representations) which are qualified by a “Covidien Material Adverse Effect” qualification and which are identified in Annex B, Schedule 1, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iii) the representations and warranties of Covidien set forth in the Transaction Agreement (other than the Specified Covidien Representations) which are not qualified by a “Covidien Material Adverse Effect” qualification and which are identified in Annex B, Schedule 1, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Covidien Material Adverse Effect;

provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Covidien shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date; and

(c)	Covidien shall have delivered to Medtronic a certificate, dated as of the Sanction Date and signed by an executive officer of Covidien, certifying on behalf of Covidien to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	The Medtronic Parties and Covidien have agreed that, subject to paragraph 6 of this Appendix III, Covidien’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Covidien) on or before the Sanction Date:

(a)	(i) the representations and warranties of Medtronic set forth in the Transaction Agreement which are identified in Annex B, Schedule 2, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Medtronic set forth in the Transaction Agreement which are identified in Annex B, Schedule 2, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Medtronic Representations”),

(ii) the representations and warranties of Medtronic set forth in the Transaction Agreement (other than the Specified Medtronic Representations) which are qualified by a “Medtronic Material Adverse Effect” qualification and which are identified in Annex B, Schedule 2, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iii) the representations and warranties of Medtronic set forth in the Transaction Agreement (other than the Specified Medtronic Representations) which are not qualified by a “Medtronic Material Adverse Effect” qualification and which are identified in Annex B, Schedule 2, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Medtronic Material Adverse Effect;

provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clause (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	the Medtronic Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by them prior to the Sanction Date; and

(c)	Medtronic shall have delivered to Covidien a certificate, dated as of the Sanction Date and signed by an executive officer of Medtronic, certifying on behalf of Medtronic to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)	Medtronic and Covidien reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver);

(b)	Medtronic reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 4; and

(c)	Covidien reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to June 15, 2015.

8.	If Medtronic is required to make an offer for Covidien Shares under the provisions of Rule 9 of the Takeover Rules, Medtronic may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.	Medtronic reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Covidien Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Covidien Shares to which such an offer relates and which are not already in the beneficial ownership of Medtronic so far as applicable) as those which would apply in relation to the Scheme.

10.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall, except as otherwise approved by the Panel, lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

Annex B

Schedule 1, Section A

Transaction Agreement Clause Reference

Clause 6.1(b)(i) (Capital)

Clause 6.1(b)(ii) (to the extent relating to shares in the capital of Covidien) (Capital)

Clause 6.1(v) (Finders or Brokers)

Schedule 1, Section B

Transaction Agreement Clause Reference

Clause 6.1(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Clause 6.1(x) (Takeover Statutes)

Schedule 1, Section C

Transaction Agreement Clause Reference

The first and third sentences of Clause 6.1(a) (Qualification, Organisation, Subsidiaries, etc.)

Clause 6.1(c)(ii) and Clause 6.1(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)

The first sentence of Clause 6.1(f) (No Undisclosed Liabilities)

Clause 6.1(g) (Compliance with Law; Permits)

Clause 6.1(h) (Environmental Laws and Regulations)

Clause 6.1(i)(i) and the first sentence of Clause 6.1(i)(ii) (Employee Benefit Plans)

The second sentence of Clause 6.1(j) (Absence of Certain Changes or Events)

Clause 6.1(k) (Investigations; Litigation)

Clause 6.1(m)(i), Clause 6.1(m)(ii), Clause 6.1(m)(iv), the first sentence of Clause 6.1(m)(vi) and Clause 6.1(m)(vii) (Regulatory Matters)

Clause 6.1(n) (Tax Matters)

The second and third sentences of Clause 6.1(o)(i) and all of Clause 6.1(o)(ii) (Labour Matters)

Clause 6.1(p) (Intellectual Property)

Clause 6.1(q) (Real Property)

Clause 6.1(t)(ii) (Material Contracts)

Clause 6.1(u) (Insurance)

Schedule 1, Section D

Transaction Agreement Clause Reference

The second sentence and subclause (i) of Clause 6.1(a) (Qualification, Organisation, Subsidiaries, etc.)

Clause 6.1(b)(ii) (to the extent not relating to shares in the capital of Covidien), Clause 6.1(b)(iii) and Clause 6.1(b)(iv) (Capital)

Clause 6.1(c)(iii)(B) (as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)

Clause 6.1(d) (Reports and Financial Statements)

Clause 6.1(e) (Internal Controls and Procedures)

The second sentence of Clause 6.1(f) (No Undisclosed Liabilities)

The second sentence of Clause 6.1(i)(ii), all of Clause 6.1(i)(iii) and all of Clause 6.1(i)(iv) (Employee Benefit Plans)

The first and third sentences of Clause 6.1(j) (Absence of Certain Changes or Events)

Clause 6.1(l) (Information Supplied)

Clause 6.1(m)(iii), Clause 6.1(m)(v), Clause 6.1(m)(vi) (except the first sentence thereof) and Clause 6.1(m)(viii) (Regulatory Matters)

The first sentence of Clause 6.1(o)(i) (Labour Matters)

Clause 6.1(r) (Opinion of Financial Advisor)

Clause 6.1(s) (Required Vote of Covidien Shareholders)

Clause 6.1(t)(i) (Material Contracts)

Clause 6.1(w) (FCPA and Anti-Corruption)

Schedule 2, Section A

Transaction Agreement Clause Reference

Clause 6.2(a)(ii)(B) (authorized share capital of Holdco) (Qualification, Organization, Subsidiaries, etc.)

Clause 6.2(b)(i) (Capital Stock)

Clause 6.2(b)(ii) (to the extent relating to the capital stock of Medtronic) (Capital)

Clause 6.2(v) (Finders or Brokers)

Schedule 2, Section B

Transaction Agreement Clause Reference

Clause 6.2(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Clause 6.2(y) (Takeover Statutes)

Schedule 2, Section C

Transaction Agreement Clause Reference

The first and third sentences and the last sentence of subclause (ii)(C) of Clause 6.2(a) (Qualification, Organisation, Subsidiaries, etc.)

Clause 6.2(c)(ii) and Clause 6.2(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries” or “Medtronic Merger Parties”) (Corporate Authority Relative to this Agreement; No Violation)

The first sentence of Clause 6.2(f) (No Undisclosed Liabilities)

Clause 6.2(g) (Compliance with Law; Permits)

Clause 6.2(h) (Environmental Laws and Regulations)

Clause 6.2(i)(i) and the first sentence of Clause 6.2(i)(ii) (Employee Benefit Plans)

The second sentence of Clause 6.2(j) (Absence of Certain Changes or Events)

Clause 6.2(k) (Investigations; Litigation)

Clause 6.2(m)(i), Clause 6.2(m)(ii), Clause 6.2(m)(iv), the first sentence of Clause 6.2(m)(vi) and Clause 6.2(m)(vii) (Regulatory Matters)

Clause 6.2(n) (Tax Matters)

The second and third sentences of Clause 6.2(o)(i) and all of Clause 6.1(o)(ii) (Labour Matters)

Clause 6.2(p) (Intellectual Property)

Clause 6.2(q) (Real Property)

Clause 6.2(t)(ii) (Material Contracts)

Clause 6.2(u) (Insurance)

Schedule 2, Section D

Transaction Agreement Clause Reference

The second sentence and subclauses (i) and (ii) (other than subclause (ii)(B) and the last sentence of subclause (ii)(C)) of Clause 6.2(a) (Qualification, Organisation, Subsidiaries, etc.)

Clause 6.2(b)(ii) (to the extent not relating to the capital stock of Medtronic), Clause 6.2(b)(iii) and Clause 6.2(b)(iv) (Capital)

Clause 6.2(c)(iii)(B) (as it relates to “Significant Subsidiaries” and “Medtronic Merger Parties”) (Corporate Authority Relative to this Agreement; No Violation)

Clause 6.2(d) (Reports and Financial Statements)

Clause 6.2(e) (Internal Controls and Procedures)

The second sentence of Clause 6.2(f) (No Undisclosed Liabilities)

The second sentence of Clause 6.2(i)(ii) and all of Clause 6.2(i)(iii) (Employee Benefit Plans)

The first sentence of Clause 6.2(j) (Absence of Certain Changes or Events)

Clause 6.2(l) (Information Supplied)

Clause 6.2(m)(iii), Clause 6.2(m)(v), Clause 6.2(m)(vi) (except the first sentence thereof) and Clause 6.2(m)(viii) (Regulatory Matters)

The first sentence of Clause 6.2(o)(i) (Labour Matters)

Clause 6.2(r) (Opinion of Financial Advisor)

Clause 6.2(s) (Required Vote of Medtronic Shareholders)

Clause 6.2(t)(i) (Material Contracts)

Clause 6.2(w) (Financing)

Clause 6.2(x) (FCPA and Anti-Corruption)

For the purpose of these conditions, capitalized terms shall have the meanings set forth in Appendix II to this announcement, as set forth above in these conditions and:

“Antitrust Laws”, the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, competition, antitrust or restraint of trade;

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Merger, the Scheme and/or the Acquisition;

“Covidien Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Covidien Group to consummate the transactions contemplated by the Transaction Agreement or (2) a material adverse effect on the business, operations or financial condition of Covidien and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the medical device or medical supplies industries or the segments thereof in which Covidien and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Covidien or any of its Subsidiaries), (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Covidien is disproportionately affected relative to other similarly situated companies) or (v) actions of Covidien or any of its Subsidiaries which Medtronic has expressly requested in writing; or (b) any decline in the stock price of the Covidien Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Covidien Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated thereby or the performance of and the compliance with the Transaction Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Covidien’s representations and warranties in Clause 6.1(c)(iii) of the Transaction Agreement);

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Covidien, changes to the articles of association of Covidien and such other matters as Covidien reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Medtronic (such approval not to be unreasonably withheld, conditioned or delayed);

“End Date”, March 15, 2015; provided, that if as of such date all conditions (other than (i) the conditions set forth in paragraphs 2(c), 2(d), 3(c), 3(d) and 3(e) and (ii) the condition set forth in paragraph 3(g) (if, in the case of this clause (ii), the reason for the failure of such condition is an injunction, order or prohibition under any Antitrust Law) in each case of Appendix III of the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules) of the Transaction Agreement have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be June 15, 2015;

“Form S-4”, a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger;

“Holdco Shares”, the ordinary shares of nominal value US$0.0001 each in the capital of Holdco;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Medtronic Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Medtronic Group and the Medtronic Parties to consummate the transactions contemplated by the Transaction Agreement or (2) a material adverse effect on the business, operations or financial condition of Medtronic and its Subsidiaries, taken as a whole, but, in the case of this clause (2), shall not include (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the medical device industry or the segments thereof in which Medtronic and its Subsidiaries operate in the United States or elsewhere, (ii) changes generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Medtronic or any of its Subsidiaries), (iv) changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or U.S. GAAP or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Medtronic is disproportionately affected relative to other similarly situated companies) or (v) actions of Medtronic or any of its Subsidiaries which Covidien has expressly requested in writing; or (b) any decline in the stock price of the Medtronic Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Medtronic Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated thereby or the performance of and the compliance with the Transaction Agreement, including any litigation resulting therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Medtronic’s representations and warranties in Clause 6.2(c)(iii) of the Transaction Agreement);

“Medtronic Merger Parties”, collectively Holdco, IrSub, U.S. AcquisitionCo and MergerSub;

“Medtronic Parties”, collectively, Medtronic, Holdco, IrSub, U.S. AcquisitionCo and MergerSub;

“Parties”, Covidien and the Medtronic Parties and “Party” shall mean either Covidien, on the one hand, or Medtronic or the Medtronic Parties (whether individually or collectively), on the other hand (as the context requires);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the U.S. Securities and Exchange Commission;

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Covidien Shareholders and, for information only, to Covidien Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Covidien and Medtronic shall agree;

“Share Consideration”, 0.956 of a Holdco Share, US$35.19 and any cash in lieu of a fraction of a Holdco Share to be distributed pursuant to Clause 8.1(c)(i)(B) of the Transaction Agreement; and

“U.S. GAAP”, U.S. generally accepted accounting principles.